EXHIBIT 10.4

Amendment No. 2

to

Executive Employment Agreement

Ronald L. Turner

This Amendment, dated October 25, 2006, amends certain provisions of the Executive Employment Agreement, dated as of January 29, 2002 and amended by amendment dated as of November 21, 2002 (“Agreement”), between Ceridian Corporation (“Ceridian”) and Ronald L. Turner (“Executive”) primarily to comply with the requirements of, or to satisfy exceptions to, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder.

Unless otherwise defined herein, capitalized terms used in this Amendment have the meanings given to them in the Agreement.  In consideration of the material promises and obligations contained in the Agreement as modified by this Amendment, Executive and Ceridian agree to amend the Agreement as follows:

1.             Article I is amended effective January 1, 2005 by adding a new Section 1.08 to read as follows:

“1.08       “AFFILIATE” means any entity with whom Ceridian would be considered a single employer under Section 414(b) or 414(c) of the Code.”

2.             Section 3.04(a)(1) is amended effective as of January 1, 2005 adding the following to the end of such Section:

“Executive will be treated as terminating employment with Ceridian if (i) his employment relationship is severed with Ceridian and all persons with whom Ceridian would be considered a single employer under Section 414(b) or 414(c) of the Code (“Affiliates”) provided such termination constitutes a “separation from service” within the meaning of Section 409A of the Code, or (ii) he experiences a change in employment status with Ceridian and its Affiliates that constitutes a “separation from service” within the meaning of Section 409A of the Code.”

3.             Section 3.04(b) is amended effective January 1, 2005, by adding the following language to the end of such Section:

“Notwithstanding the foregoing, if, upon the Executive’s termination of employment, the Executive is a “specified employee” for purposes of complying with Section 409A(a)(2)(B)(i) of the Code, that portion of the benefit payable under this Section 3.04 that exceeds that amount of the benefit determined as of December 31, 2004, will be suspended and not be paid to Executive until the first day of the month immediately following the date that is six (6) months after the date of the Executive’s termination of employment (or, if earlier, upon the Executive’s death).  Any payment delayed beyond the Determination Date will be credited with simple interest equal to the annual rate determined under Section 3.04(c)(3) multiplied by a fraction the numerator of which is the number of days the payment is suspended and the denominator of which is 365.”

4.             Section 4.03 is amended effective as of January 1, 2005 by adding the following sentence after the first sentence of Section 4.03:

“The Executive will be treated as terminating employment under this Section 4.03 as defined in Section 3.04(a)(1).”

5.             Section 4.03(b) is amended effective as of January 1, 2005 by amending and restating clause (2) within the first sentences of Section 4.03(b) to read as follows:

“(2)         Executive shall receive, starting within 15 days after the end of the 75 day notice period, three years’ annual Base Salary and annual perquisite cash adder payable in a single lump sum.”

6.             Section 4.03(b) is amended effective January 1, 2005 by adding a new sentence immediately preceding the last sentence of Section 4.03(b) to read as follows:

“Reasonable outplacement services will be provided only through the end of the second full calendar year following the calendar year in which the Executive terminates employment.”

7.             Section 4.03 is amended effective as of January 1, 2005 by adding a new paragraph (c) to read as follows:

“(c)         If Executive is a “specified employee” for the purposes of complying with the requirements of Section 409A(a)(2)(B)(i) of the Code, then any severance payments, other than reasonable outplacement services, or other amounts of deferred compensation due under this Section 4.03, will be suspended and not made until the first day immediately following the date that is six (6) months after the date of the Executive’s termination of employment (or, if earlier, upon the Executive’s death).”

8.             Section 4.05(a) is amended effective as of January 1, 2005 by adding the following sentence to the end of such Section:

“Executive will be treated as terminating employment under this Section 4.05 as defined in Section 3.04(a)(1).”

9.             Section 4.05(b) is amended effective January 1, 2005 to read as follows:

“If Executive terminates employment with Ceridian by retirement after attaining 55 years and completing five or more years of service to Ceridian, Executive shall, until age 65, be entitled to receive from Ceridian medical, dental, life and accidental death and dismemberment insurance coverage substantially equivalent to the coverage Executive had on the day immediately prior to retiring, including coverage then in effect for Executive’s spouse and dependents.  Executive shall be required to pay no more for such insurance coverage than Executive paid as an active employee immediately prior to retiring.  To the extent practicable, medical and dental coverage will be provided by a fully insured policy issued to Executive or under a fully insured group policy issued to Ceridian.  If Executive is covered by a self-insured group medical or dental plan maintained by Ceridian, Executive will pay the full fair market value for such coverage and, at least annually, will be reimbursed by Ceridian for the amount by which such full fair market value exceeds the amount Executive paid for such coverage as an active employee immediately prior to retiring.  To continue life and accidental death and dismemberment insurance coverage, Executive will elect the portability option available under Ceridian’s group insurance policy and will pay the full premium for such coverage following termination of employment.  Ceridian will reimburse Executive at least annually for the amount by which such premium exceeds the amount Executive paid for such coverage as an active employee immediately prior to retiring.  Notwithstanding the foregoing, to the extent any of the foregoing benefits are considered deferred compensation that is subject to Section 409A of the Code, Ceridian shall not provide without charge, pay for, or reimburse Executive for any such benefits until the date that is six (6) months after the date of the Executive’s termination of employment  (or, if earlier, upon the Executive’s death).”

10.           Article IV is amended by adding a new Section 4.08 to read as follows:

“4.08       TERMINATION ON ACCOUNT OF CHANGE IN STATUS OF AFFILIATE.  In the event that, prior to a Change of Control or a termination for Cause under Section 4.02, Executive incurs a termination of employment as defined under Section 3.04(a)(5) solely on account of being primarily employed by an entity that ceases to be an Affiliate, then:

(a)           if at the time of such termination of employment, Executive has entered into or has been offered an agreement with the Affiliate or an entity that has or will have an interest in such Affiliate and such agreement provides or would provide rights that are identical to the Executive’s rights under Article IV of this Agreement, then such termination will be treated as a termination for Cause pursuant to Section 4.02; and

(b)           in all other cases, such termination of employment will be treated as a termination without Cause under Section 4.03.”

11.           Section 6.02(d) is amended effective January 1, 2005 by adding the following phrase to the end of the first sentence:

“subject to the six-month suspension period described in Section 4.03(c).”

12.           Section 7.01(d) is amended effective January 1, 2005 by adding the following sentence to the end of Section 7.01(d):

“Executive will be treated as terminating employment under this Section 7.01 as defined in Section 3.04(a)(1).”

13.           Section 7.03(e) is amended and restated effective January 1, 2005 to read as follows:

“(e)         Following a Change of Control Termination, Ceridian shall provide Executive with reasonable outplacement services suitable to the Executive’s position until the end of the second full calendar year following the calendar year in which the Change of Control Termination occurs or, if earlier, until the first acceptance by the Executive of an offer of employment.  Following a Change of Control Termination, Ceridian shall reimburse Executive for all customary relocation expenses actually incurred by Executive in one move out of the Executive’s state of residence within the one-year period following such Change of Control Termination, provided such move is directly related to the termination of Executive’s employment.”

14.           Section 7.07 is amended and restated effective January 1, 2005 to read as follows:

“7.07       BENEFITS CONTINUATION.  In the event of a Change of Control Termination, Executive shall, until age 65, be entitled to receive from Ceridian medical, dental, life and accidental death and dismemberment insurance coverage substantially equivalent to the coverage Executive had on the day immediately prior to the Change of Control, including coverage then in effect for Executive’s spouse and dependents, but excluding supplemental disability coverage provided for in Section 3.05(b) of this Agreement.  Executive shall be required to pay no more for such insurance coverage than Executive would be required to pay had Executive continued in active employment with Ceridian, provided, if continuation of any such coverage is made available to employees terminating at age 55 with 15 or more years of service, Executive shall be required to pay no more for continuation than is required of such employees on the day immediate prior to the Change of Control.  To the extent practicable, medical and dental coverage will be provided by a fully insured policy issued to Executive or under a fully insured group policy issued to Ceridian.  If Executive is covered by a self-insured group medical or dental plan maintained by Ceridian, Executive will pay the full fair market value for such coverage and, at least annually, will be reimbursed by Ceridian for the amount of which such full fair market value exceeds the amount Executive paid for such coverage as an active employee immediately prior to retiring.  To continue life and accidental death and dismemberment insurance coverage, Executive will elect the portability option available under Ceridian’s group insurance policy and will pay the full premium for such coverage following termination of employment.  Ceridian will reimburse Executive at least annually for the amount by which such premium exceeds the amount Executive paid for such coverage as an active employee immediately prior to retiring.  If the provision of any such coverage to Executive causes inclusion of any amount in Executive’s gross income that would not have been so included had Executive received such coverage as an active employee, Ceridian shall pay Executive the amount necessary to wholly offset the federal and state income taxes attributable to such amount and the tax reimbursement amounts paid pursuant to this sentence.”

15.           Article VII is amended effective January 1, 2005 by adding a new Section 7.09 to read as follows:

“7.09       Six-Month Suspension For Specified Key Employee.  If, upon a Change of Control Termination, Executive is a “specified employee” for purposes of complying with the requirements of Section 409A(a)(2)(B)(i) of the Code, any payments due under Sections 7.03 and 7.04 and the provision of benefits under Section 7.07 (including any tax gross-up payment), will not be paid, provided without charge or reimbursed to Executive until the first day immediately following the date that is six (6) months after the date of the Executive’s termination of employment (or, if earlier, upon the Executive’s death).”

16.           Article VIII is amended and restated effective January 1, 2005 in its entirety to read as follows:

“Article VIII

[Intentionally left blank.]”

Ceridian has caused this Amendment to be duly executed and delivered as of the date first written above.  Following the effectiveness of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “herein,” “hereof,” or words of like impact shall mean and be a reference to the Agreement as amended by this Amendment.

EXECUTIVE	CERIDIAN CORPORATION

/s/Ronald L. Turner	By:	/s/ Gary M. Nelson
Ronald L. Turner
Address:		Name: Gary M. Nelson
Title: Executive Vice President, Chief
Administrative Officer, General Counsel and
Corporate Secretary